SUB-ITEM 77M
Mergers

Nuveen Strategy Conservative Allocation Fund, a series of Nuveen Strategy Funds, Inc.

811-07687, 333-07463


On January 20, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Conservative Allocation Fund were transferred to the Nuveen Strategy Conservative Allocation Fund. The circumstances and details of the reorganization are contained in the N-14 filing on October 21, 2011, accession number 0001193125-11-277392, which materials are herein incorporated by reference.